AGREEMENT REGARDING LICENSE MATTERS

         THIS AGREEMENT REGARDING LICENSE MATTERS (the "Agreement") is made and entered into as of this 22nd day of January, 1996 by and among INTERoACT SYSTEMS, INCORPORATED, a North Carolina corporation (the "Company"), NETWORK LICENSING, INC., a North Carolina corporation and wholly owned subsidiary of the Company ("Network"), and MICHAEL R. JONES, an individual ("Jones").

                              W I T N E S S E T H:

         WHEREAS, Jones is a party to an Assignment of License Agreement dated as of June 15, 1993 (the "Assignment of License Agreement") by and among Network, Jones, Gerald Singer, an individual ("Singer"), and Arthur J. Murphy, an individual ("Murphy"), pursuant to which Jones irrevocably assigned to Network the license granted to him under the license agreement referred to therein between Jones and Singer and Murphy with respect to certain patents and improvements thereon (the "License Agreement") as modified by an addendum thereto also described therein (the "Addendum") in exchange for certain royalty payments and other rights described therein; and

         WHEREAS, the rights to manufacture and sell Inventions (as defined in the License Agreement) as they apply to retail network systems pursuant to the Assignment of License Agreement have been sublicensed to the Company from Network pursuant to a Sublicense dated as of June 16, 1993 (the "Sublicense"); and

         WHEREAS, pursuant to the Assignment of License Agreement and the Sublicense, Jones has been receiving royalty payments in the amount of $10,000 per month; and

         WHEREAS, Jones and the Company are in disagreement as to whether under the Assignment of License Agreement Jones may be entitled to an increase in such royalty payments in the future based on a percentage of gross revenues; and

         WHEREAS, Jones is a director of the Company and the Vice Chairman of the Board of Directors of the Company and has a significant interest in the ability of the Company to succeed, achieve its business goals and become profitable, not only because of his positions on the Board of Directors and as a licensor entitled to receive payments only if the patent rights licensed to the Company are used by the Company, but also because Jones has a significant equity interest in the Company through his direct and beneficial ownership of the outstanding shares of Clearing Systems, Inc., a Delaware corporation which owns 816,902 shares of common stock of the Company ("CSI"); and

         WHEREAS, the Company is presently in the process of raising equity capital in a private offering approved by its Board of Directors on October 13, 1995 (the "Offering"), which capital is necessary to allow the Company to continue its operations, and the Company is having difficulty obtaining firm commitments or funds from certain investors who are concerned about the constraints on the Company's present and future cash flows, profitability and market value caused by the royalty and other payments due Jones and certain other individuals and entities and caused by the possibility of litigation with respect to Jones' royalty payments; and

         WHEREAS, Jones has agreed to amend the Assignment of License Agreement with respect to future royalty payments and certain other provisions and to enter into the other covenants and agreements set forth herein in exchange for the Company's agreement to enter into an Ancillary Agreement of Merger and the Plan and Agreement of Merger (collectively, the "Merger Agreement") with CSI pursuant to which, subject to the terms and conditions therein, CSI would merge with and into the Company and the shareholders of CSI would receive shares of common stock of the Company; and

         WHEREAS, Jones' covenants and agreements set forth herein are expected to enable the Company to conclude successfully the Offering and continue its operations and will therefore enhance the value of Jones' equity ownership in the Company;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Jones hereby agrees that, effective upon the closing of the Offering and notwithstanding any provision of the Assignment of License Agreement to the contrary, including but not limited to Sections 8 through 10 thereof, or of any provision of any other agreement by which any of the parties hereto may be bound, the only royalty Network shall be required to pay Jones under the Assignment of License Agreement shall be $10,000 per month and such obligation to make royalty payments and all other obligations of Network or the Company to Jones under the Assignment of License Agreement shall cease immediately upon the common stock of the Company obtaining a value of $32 per share (the "Liquidity Event", as defined below), as adjusted for stock dividends, splits, combinations or recapitalizations after the date hereof. Specifically, Jones and Network agree that, effective upon the closing of the Offering, as between them Section 10 of the Assignment of License Agreement shall be amended in its entirety to read as follows:

                  10. The payment to Jones hereunder will continue at the rate of Ten Thousand Dollars ($10,000) per month until the Liquidity Event (as defined below). Thereafter, Jones shall be entitled until no further compensation under this Agreement, the license of rights to Network under this Agreement shall have become irrevocable and Jones shall have no further rights, and Network shall have no further obligations to Jones, under this Agreement. For purposes of this Agreement, "Liquidity Event" shall be the first to occur of the following events: (a) the common stock of Network or its parent shall be traded in a public securities market at an average price in excess of $32 per share for a period of not less than 30 consecutive days, (b) an acquisition, consolidation or merger of Network or its parent by or with or into any other corporation, corporations or other entity if the value of the aggregate consideration to the shareholders of Network or its parent, as appropriate, shall exceed $32 per share, or (c) the sale, transfer or other disposition of all or substantially all of the stock or assets of Network or its parent to an entity, other than a corporation, partnership or other entity controlled by the Network or its parent, if the aggregate consideration ultimately distributed to the shareholders of Network or its parent, as appropriate, as a result of such transaction shall exceed $32 per share. For purposes of this Agreement, the value or price of $32 per share shall be appropriately adjusted for stock dividends, splits, combinations or recapitalizations after the date hereof.

         2. Jones and Network hereby agree that, effective upon the closing of the Offering and notwithstanding any provision therein to the contrary or of any provision of any other agreement by which any of the parties hereto may be bound, as between them Section 4 of the Assignment of License Agreement is hereby terminated and rescinded in its entirety. In consideration thereof, Network and the Company agree that in the event Network or the Company abandons the patents or other rights subject to the Assignment of License, subject to the rights of Murphy and Singer under the License Agreement or the Assignment of License, as either of such agreements are heretofore or hereafter amended or modified, Jones shall have the right to purchase for $10.00 the rights currently assigned to Network under the Assignment of License.

         3. Jones agrees that upon the Liquidity Event (as defined in Section 1 hereof) the Security Agreement entered into between Network and Jones as of June 15, 1993 and the security interest granted therein will be terminated in full.

         4. Jones agrees that in the event the Company or Network obtains a direct assignment of the patents and other rights subject to the License Agreement, then the Assignment of License Agreement and all rights of Jones therein shall terminate, but such termination shall not relieve Network of its obligation to pay Jones the royalties until the Liquidity Event as set forth in
Section 10 of the Assignment of License Agreement, as hereby amended.

         5. Upon, and only upon, the request of the Company, Jones shall use his best efforts to assist the Company in resolving expeditiously any and all issues with Singer and Murphy with respect to the patent rights subject to the License Agreement and Assignment of License Agreement and with Paul A. Nash and Norman
L. Sterrett with respect to agreements either of them may have with the Company, and in entering into such agreements with such persons or any of them as the Company shall deem advisable and in the best interest of the Company.

         6. The Company agrees to negotiate in good faith with Jones with respect to granting to Jones licensing opportunities that would be outside the scope of the Company's present or future business pursuits and that would not be competitive with the Company's present or future business plans. Any such agreement or license is subject to approval of the Board of Directors of the Company.

         7. Each of the parties hereto agrees to execute such amendments to the Assignment of License Agreement, the License Agreement and such other agreements as may be necessary or appropriate, in the opinion of the Company, to effectuate the intent of the foregoing agreements.

         8. For and in consideration of the benefits to Jones set forth herein and in the recitals hereto, Jones, for himself and his executors, administrators, personal representatives, successors and assigns, hereby finally and forever releases and discharges the Company, Network, Vanguard Cellular Systems, Inc., a North Carolina corporation and significant shareholder of the Company, and each of their affiliates, agents, directors, employees, officers, shareholders, successors, assigns and attorneys (the "Indemnified Parties") of and from any, every and all manner of actions, causes of actions, debts, obligations, suits, promises, judgments, claims and demands whatsoever in law or in equity that he has or may have except with regard to breach of this Agreement and the Assignment of License Agreement as modified herein, and Jones, for himself and his executors, administrators, personal representatives, successors and assigns further covenants and agrees not to sue or bring any actions against any of the Indemnified Parties with respect thereto.

         9. Each of the parties hereto agrees that the terms of this Agreement shall remain confidential and shall not be disclosed to persons other than representatives of the Company, Network and their affiliates, members of Jones' personal family and the attorneys representing the parties, except that the terms of this Agreement may be disclosed as required by law. Jones also agrees that he will continue to hold in confidence all knowledge or information of a confidential nature he has or may obtain with respect to the Company, Network or their affiliates.
         10. Jones acknowledges that he has carefully read this Agreement, that he knows and understands the contents hereof, that he has had ample opportunity to review the terms hereof, that he is under no pressure to execute this Agreement, that he has consulted or had the opportunity to consult with a lawyer regarding this Agreement, and that he executes this Agreement of his own free act and deed.

         11. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns; provided, however, that Jones may not assign his obligations hereunder. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all previous agreements or understandings among them, whether oral or written. The parties agree that there are no other terms or conditions of this Agreement, except as expressly set forth herein. Further, the parties agree that this Agreement shall not be altered or modified or in any way changed except in writing signed by the parties.

         12. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to principles of conflicts of laws.

         13. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to be one and the same instrument.

         14. Notwithstanding any other provision of the License Agreement and/or any other agreements between the parties and or between Company, Murphy, Singer, and/or Network, the Company's obligation to pay Jones the sum of $10,000 per month until the Liquidity Event shall be unconditional and remain binding regardless of the status of any patent and or Jones' license thereto. The Company and Network acknowledge that the foregoing obligation to pay Jones IS THE ESSENCE of Jones' agreement to modify the existing Assignment of License Agreement dated 15th day of June, 1993.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by its duly authorized officer as of the day and year first written above.


                                         /s/ MICHAEL R. JONES            (SEAL)
                                         Michael R. Jones

                                INTERoACT SYSTEMS, INCORPORATED


                                By: /s/ WILLIAM F. PENWELL
                                                     President


                                NETWORK SYSTEMS, INC.


                                BY: /s/ WILLIAM F. PENWELL
                                                      President